Exhibit 6.2

Transfer Agency and Service Agreement

Between

CWS Investments Inc and

Computershare Trust Company, N.A.

and

Computershare Inc.

THIS TRANSFER AGENCY AND SERVICE AGREEMENT, effective as of [DATE] (“Effective Date”), is by and between CWS Investments Inc, a Virginia Corporation, having its principal place of business at 5242 Port Royal Rd #1785 Springfield, VA 22151 (“Company”), and Computershare Inc., a Delaware corporation (“Computershare”), and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare, “Agent”), each having a principal office and place of business at 150 Royall Street, Canton, Massachusetts 02021. As used herein “party” means Agent or Company, as applicable, and “parties” means Agent and Company.

WHEREAS, Company desires to appoint Trust Company as its sole transfer agent and registrar for the Bonds and shares, and Computershare as processor of all payments received or made by Company under this Agreement;

WHEREAS, Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1. CERTAIN DEFINITIONS.

1.1 “Account” means the account of each Bondholder or Shareholder which reflects Bonds or Shares held by such Bond or Shareholder, outstanding funds, or reportable tax information.

1.2 “Agreement” means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3 “Confidential Information” means any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Bondholder or Shareholder Data (including any non-public information of such Bondholder or Shareholder), Personal Information, Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement, as well as any other information designated as confidential or proprietary by the disclosing party or otherwise disclosed in a manner such that a reasonable person would understand its confidential nature. Confidential Information may constitute trade secrets and is of great value to the owner (or its affiliates). Except for Personal Information and Proprietary Information, Confidential Information shall not include any information that is reasonably demonstrated to be: (a) already known to the other party or its affiliates on a non-confidential basis at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

1.4 “Bonds” shall mean Bonds issued by Company pursuant to a Subscription Agreement dated as of March 7th 2025 for Class D5 and E5 bonds among the Company and each of the Bondholders, as referenced on Exhibit A, and any other Bonds to be designated by Company in writing in which Agent agrees to service under this Agreement providing for the issuance of its Series B, in the aggregate principal amount of $150,000,000.

1.5 “Bondholder” means the holder of record of Bonds.

1.6 “Bondholder Data” means all information, including Personal Information, maintained on the records database of Agent concerning Bondholders.

1.7 “Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular living individual, including, without limitation, names, signatures, addresses, e-mail addresses, telephone numbers, account numbers and information, social security numbers and other personal identification numbers, financial data, date of birth, transaction information, user names, passwords, security codes, employee ID numbers, identity photos, and any other information defined in applicable privacy laws or regulations as personal information, that Agent receives from Company, is otherwise obtained by Agent in connection with this Agreement, or to which Agent has access in the course of performing the Services.

1.8 “Services” means all services performed or made available by Agent pursuant to this Agreement.

1.9 “Share” means Company’s common shares, par value $10 per share, and Company’s preferred shares, par value $10 per share, authorized by Company’s applicable governing document, and other classes of Company’s shares to be designated by Company in writing and which Agent agrees to service under this Agreement.

1.10 “Shareholder” means a holder of record of Shares.

1.11 “Shareholder Data” means all information, including Personal Information, maintained on the records database of Agent concerning Shareholders.

2. APPOINTMENT OF AGENT.

2.1 Appointments. Company hereby appoints, and Trust Company and Computershare hereby accept such appointments, as follows:

(a)	Trust Company as sole transfer agent and registrar for all Bonds and Shares; and

(b)	Computershare as the service provider to Trust Company and as processor of all payments made by or on behalf of Company under this Agreement.

2.2 Appointment Documents. On or before the Effective Date, Company will provide the appointment and corporate authority documents as set out separately by Agent, including but not limited to the following:

(a)	Board resolution appointing Trust Company as the transfer agent;

(b)	Board resolution and/or certificate of incumbency designating officers or other designated persons of Company authorized to sign written instructions and requests and, if applicable, Share certificates, in connection with this Agreement (each an “Authorized Person”);

(c)	An opinion of counsel for Company addressed to Agent as mutually agreed upon by both parties, concerning, without limitation, Company’s legal status under applicable law and legal status of the Bonds or Shares, including whether the applicable offering of Bonds or Shares is registered or exempt from registration;

(d)	A certificate of Company as to the Bonds or Shares authorized, issued and outstanding, and the maximum dollar value of Bonds permitted to be issued under the Subscription Agreement; and

(e)	A complete and accurate register of Bondholders and Shareholders.

2.3 Records. Agent may adopt as part of its records all Bondholder or Shareholder lists, Bond or Share ledgers, records, books, and documents provided to Agent by Company or any of its agents. In order to enable Agent to perform the duties of transfer agent and registrar, Company shall provide, or shall cause its prior transfer agent and registrar to provide, complete and accurate register of Bondholders or Shareholders on or before the Effective Date, and shall indemnify Agent under Section 7.2 of this Agreement for the failure to provide such register on or before the Effective Date. Agent shall keep records relating to the Services, in the form and manner it deems advisable, but in any event consistent with the reasonable standards of the transfer agency industry. Agent agrees that all such records prepared or maintained by it relating to the Services are the property of Company and will be preserved, maintained and made available in accordance with the requirements of applicable law and Agent’s records management policy, and will be surrendered promptly to Company in accordance with its request subject to applicable law and Agent’s records management policy.

2.4 Bonds or Shares. Company shall, if applicable, inform Agent as soon as possible in advance as to: (a) the existence or termination of any restrictions on the transfer of Bonds or Shares, the application to or removal from any Bonds or Shares of any legend restricting the transfer of such Bonds or Shares (which may be subject, in the case of removal of any such legend, to delivery of a legal opinion in form and substance acceptable to Agent), or the substitution for such Bond or Share of a Bond or Share without such legend; (b) any authorized but unissued Bonds or Shares reserved for specific purposes; (c) any outstanding Shares which are exchangeable for Shares and the basis for exchange e; (d) any other relevant event or special instructions which may affect the Bonds or Shares; (e) any bankruptcy, insolvency or other proceeding regarding Company affecting the enforcement of creditors’ rights; and (f) any future original issuances of Bonds or Shares for which Agent will act as transfer agent under this Agreement (subject to delivery of a legal opinion of counsel for Company addressed to Agent in a form mutually agreed upon by both parties, concerning, without limitation, the legal status of such Bonds or Shares, including whether the applicable issuance is part of an offering of Bonds or Shares that is registered or exempt from registration).

2.5 Share Certificates. If applicable, Company shall provide Agent with (a) documentation required to print on demand Share certificates, or (b) an appropriate supply of Share certificates which contain a signature panel for use by an authorized signor of Agent and state that such certificates are only valid after being countersigned and registered, whichever is applicable.

2.6 Company Responsibility. Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as Agent may reasonably require in order to carry out or perform its obligations under this Agreement. If any out-of-balance condition caused by Company or any of its prior agents arises during any term of this Agreement with respect to the Bonds or Shares, then Company will, promptly upon Agent’s request, provide Agent with funds or reasonably requested documentation sufficient to resolve such out-of-balance condition. For purposes of the prior sentence, an “out-of-balance condition” occurs when any funds or Bonds or Shares do not balance out adequately to cover payment or issuance obligations to Bondholders or Shareholders, or there is a record difference or over issuance as defined under applicable state or federal law.

2.7 Scope of Agency.

(a)	Agent shall act solely as agent for Company under this Agreement and owes no duties hereunder to any other person. Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Agent. Agent is engaged in an independent business and will perform its obligations under this Agreement as an agent of Company for the purposes of the Services to be furnished hereunder.

(b)	Agent may rely upon, and shall be protected in acting or refraining from acting in good faith reliance upon, (i) any communication from Company, any predecessor transfer agent or co-transfer agent or any registrar (other than Agent), predecessor registrar or co-registrar; (ii) any instruction, notice, request, direction, consent, report, certificate, opinion or other instrument, paper, document or electronic transmission believed in good faith by Agent to be genuine and to have been signed or given by the proper party or parties; or (iii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing. In addition, Agent is authorized to refuse to make any transfer that it determines in good faith not to be in good order.

(c)	From time to time, Company may provide Agent with instructions concerning the Services. Further, Agent may apply to any Authorized Person for instruction, and may consult with legal counsel for Company with respect to any matter arising in connection with the Services. Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company under Section 7.2 of this Agreement for any action taken or omitted by Agent in good faith reliance upon any Company instructions given by an Authorized Person or upon the advice or opinion of Company counsel. Company shall promptly provide Agent with an updated board resolution and/or certificate of incumbency regarding any change of authority for any Authorized Person. Agent shall not be held to have notice of any change of authority of any Authorized Person, until receipt of written notice thereof from Company.

(d)	Compliance with Laws. Agent is obligated and agrees to comply with all applicable laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.

3. STANDARD SERVICES.

3.1 Services. Agent shall perform the Services set forth in the Fee and Service Schedule (“Fee and Service Schedule”) attached hereto and incorporated herein. Agent shall perform the Services in compliance with this Agreement and in a manner consistent with the reasonable standards of the transfer agency industry.

3.2 Replacement Shares. Agent shall issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Agent of a reasonable administration fee paid by Shareholder, and an open penalty surety bond satisfactory to it and holding it and Company harmless, absent notice to Agent that such certificates have been acquired by a bona fide purchaser. Agent may, at its option, issue replacement Shares for mutilated certificates upon presentation thereof without such indemnity. Agent may, at its sole option, accept indemnification from Company to issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond. Agent may receive compensation, including in the form of commissions, for services provided in connection with surety programs offered to Shareholders.

3.3 Internet Services. Agent shall make available to Company through its web sites, including but not limited to www.computershare.com (collectively, “Web Site”), (“Internet Services”), subject to Agent’s security procedures and the terms and conditions set forth herein and on the Web Site. Agent provides Internet Services “as is,” on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

3.4 Proprietary Information. Company agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Company by Agent as part of the Services are under the control and ownership of Agent or a third party (including its affiliates) and constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). Bond or Shareholder Data is not Proprietary Information. Company agrees that Proprietary Information is of substantial value to Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 9 of this Agreement. Company shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.4.

3.5 Third Party Content. Agent may provide real-time or delayed quotations and other market information and messages (“Market Data”), which Market Data is provided to Agent by certain third parties who may assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof. Company agrees and acknowledges that Agent shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof.

3.6 Lost Bondholders or Shareholders. Computershare shall conduct such database searches to locate lost Bondholders or Shareholders as are required by Rule 17Ad-17 (“Rule 17Ad-17”) promulgated under the Securities Exchange Act of 1934, as amended (“1934 Act”), without charge to Bond or Shareholder(s). If a new address is so obtained in a database search for a lost Bondholder or Shareholder, then Computershare shall conduct a verification mailing and update its records for such Bondholder or Shareholder accordingly.

3.7 Unclaimed Property. Company acknowledges and agrees that it is solely responsible for determining what Bonds or Shares are eligible for escheatment and will report unclaimed property directly to each appropriate state(s) in compliance with state law. Agent shall have no responsibility for escheating unclaimed property or for providing any reporting to Company concerning property eligible for escheatment. In the event Company requires Agent to provide such reports or deliver Bonds or Shares, such services shall be agreed upon by the parties and subject to additional fees.

3.8 Services to Financial Institutions and Financial Advisors and AIP Services.

3.8.1 To the extent that a Financial Institution is a member of the National Securities Clearing Corporation (“NSCC”) Alternative Investment Product (“AIP”), Company agrees that such Financial Institution on a Shareholder Account shall have access to such Shareholder Account information as provided by AIP through NSCC’s AIP system, and that Agent shall send monthly file updates, and other updates as directed by Company, concerning Shareholder Account information through NSCC’s AIP system to be accessed by such Financial Institution and the designated Financial Advisor. Such file updates shall include, without limitation, transactional Account activity, such as transfers.

3.8.2 Company further agrees that Agent may accept daily file updates through NSCC’s AIP system reflecting new account set up instructions, and AIP transaction records 025, 053 and 201 (Registration, Account Maintenance, and Account Transfers within the same Financial Institution acting as custodian), provided by Financial Institutions and/or Financial Advisors to Shareholder Accounts (including, without limitation, name changes, address changes, and TIN changes), and instructs Agent to make such changes to Shareholder Accounts. Agent reserves the right to reject such changes, in its sole discretion, in the event such changes appear to reflect a change in beneficial ownership (except for transfers within the same Financial Institution acting as custodian) or if Agent determines additional supporting documentation is required to make such changes. Notwithstanding the foregoing, and for the avoidance of doubt, Agent shall not be liable or responsible for the accuracy and completeness of the applicable information received or transmitted by AIP through NSCC’s AIP system, and for any delays, errors, or omissions that may occur in any such receipt or transmission.

3.8.3 AIP services set forth in this Section 3.8 (“AIP Services”) shall be available throughout the term of this Agreement, after Company has completed the necessary documentation to appoint Computershare as administrator for Company with NSCC, and upon NSCC’s acceptance of such appointment (as defined in the National Securities Clearing Corporation Rules & Procedures (“NSCC Rules”)) after submission of all applicable documentation by Computershare on behalf of Company as set forth herein.

Upon Company’s request, Agent shall file all applicable documentation with NSCC on behalf of Company to make the Shares an Eligible AIP Product. Company shall provide to Agent in writing all information requested in such applicable documentation, and any other information subsequently requested by NSCC, and shall have sole responsibility to ensure such information is accurate and complete. Company hereby represents and warrants to Agent that the offer and sale of Shares complies with all applicable requirements under federal securities laws and such other laws as may apply, whether state, federal or those of a jurisdiction outside of the United States of America, for as long as such Shares are processed as an Eligible AIP Product through NSCC. Agent shall have no other obligations or duties with respect to such applicable documentation other than filing it with NSCC.

In the event NSCC elects, at any time, to decline to accept Company’s Shares as an Eligible AIP Product for processing through NSCC’s AIP system or to withdraw Company’s Shares as an Eligible AIP Product eligible for processing through NSCC’s AIP system, Agent may immediately terminate AIP Services.

3.8.4 In connection with AIP Services, Company hereby acknowledges and agrees that it shall be responsible for all applicable activities, liabilities, matters, and obligations of AIP Members under the NSCC Rules, as applicable, including, without limitation, Rule 53 of the NSCC Rules, including, without limitation, all applicable charges incurred and payments due for processing applicable AIP transactions through NSCC’s AIP system. Company further agrees to provide all agreements, forms, tax certifications or other documentation that may be required from time to time, including at the request of NSCC, in order for Agent to provide AIP Services.

3.8.5 Agent is not responsible for making any payment in connection with AIP Services to the extent that such payment is not received from Company or NSCC, as applicable, and is not responsible in the event NSCC prohibits any payment from settling through it at its determination. Company further agrees that any fees established and assessed by NSCC for late payments or non-payments with respect to balances for use of NSCC’s AIP system will be charged to Company. Company acknowledges that NSCC may exclude use of AIP Services in the event of late payment or non-payment.

3.8.6 In connection with AIP Services, Agent shall in no event be liable or responsible for NSCC’s actions, delays, or omissions in fulfilling its obligations to Company with respect to Eligible AIP Products. Company shall indemnify, defend, and hold Agent harmless from and against, and Agent shall not be responsible for, any and all Losses (as defined below) arising out of or attributable to Agent’s filing of all applicable documentation with NSCC on behalf of Company, performance of AIP Services, and any claim for indemnity by NSCC relating to Losses by DTC, NSCC, or Cede & Co. arising out of or in connection with Agent’s submission of all applicable documentation on behalf of Company for purposes of eligibility as set forth in this Section, except for any liability of Agent as set forth in Section 6.1 below.

3.9 Indemnification for Services to Financial Institutions and Advisors. Company shall indemnify and hold Agent harmless from and against, and Agent shall not be responsible for, any Losses (as defined below) arising out of or attributable to Agent’s provision of the services set forth in Section 3.8 above, including, without limitation, providing access to Financial Institutions and Financial Advisors to Shareholder Account information (or terminating and/or reinstating such access as set forth in Section 3.8.1 above) and their use of the Advisor Portal and AIP services, subject to Section 6 of this Agreement.

4. FEES AND EXPENSES.

4.1 Fee and Service Schedules. Company agrees to pay to Agent the fees and expenses for the Services as set forth in the Fee and Service Schedule. Such fees will be adjusted annually, on or about the anniversary date of this Agreement, by the annual percentage of change in the latest National Employment Cost Index for Service Producing Industries (Finance and Insurance) as published by the Bureau of Labor Statistics of the United States Department of Labor.

4.2 Invoices. Company will pay Agent all amounts invoiced in accordance with this Agreement within thirty (30) days of Company’s receipt of such invoice, except for any amounts that are subject to good faith dispute. In the event of such dispute, Company must promptly notify Agent of such dispute and may only withhold that portion of the amount subject to such dispute. Company shall settle such disputed amounts within five (5) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by applicable law or legal process.

4.3 Late Payments.

(a)	If any undisputed amount in an invoice of Agent is not paid within thirty (30) days after the date of such invoice, then Agent may charge Company interest thereon (from the due date to the date of payment) at a monthly rate equal to one and a half percent (1.5%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable law.

(b)	The failure by Company to (i) pay the undisputed portion of an invoice within ninety (90) days after the date of such invoice or (ii) timely pay the undisputed portions of two (2) consecutive invoices shall constitute a material breach of this Agreement by Company. Notwithstanding terms to the contrary in Section 9.2 below, Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide Company with thirty (30) days to cure such breach.

4.4 Transaction Taxes. Company is responsible for all taxes, levies, duties, and assessments levied on Services purchased under this Agreement (collectively, “Transaction Taxes”). Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes. Computershare shall invoice Company for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of Services. Company shall pay such Transaction Taxes according to the terms in Section 4.2 above. Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from Company. To the extent that Company provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Company, invoices issued for the Services provided after Computershare’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare’s personnel, and taxes based on Computershare’s net income or gross revenues relating to the Services.

5. REPRESENTATIONS AND WARRANTIES.

5.1 Agent. Agent represents and warrants to Company that:

(a)	Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (iii) Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Agent is a party.

5.2 Company. Company represents and warrants to Agent that:

(a)	Governance. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia, and it has full power, authority and legal right to enter into and perform this Agreement;

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Company, (iii) Company’s incorporation documents or by-laws, (iv) any material agreement to which Company is a party, or (v) any applicable stock exchange rules;

(c)	Securities Laws. Registration statements under the Securities Act of 1933, as amended (“1933 Act”) and the 1934 Act have been filed and are currently effective, or will be effective prior to the sale of any Bonds or Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Bonds or Shares being offered for sale except for any Bonds or Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act and state securities laws; Company will immediately notify Agent of any information to the contrary;

(d)	Bonds or Shares. The Bonds or Shares issued and outstanding on the date hereof are duly authorized and validly issued; and any Bonds or Shares to be issued hereafter, when issued, will be duly authorized and validly issued; and

(e)	Facsimile Signatures. The use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Company and is valid and effective.

6. INDEMNIFICATION AND LIMITATION OF LIABILITY.

6.1 Liability. Agent shall only be liable for any loss or damage determined by a court of competent jurisdiction to be the result of Agent’s gross negligence or willful misconduct; provided that any liability of Agent will be limited in the aggregate to the ongoing account management fees paid hereunder by Company to Agent during the twelve (12) months immediately preceding the event for which recovery from Agent is being sought.

6.2 Indemnity. Company shall indemnify, defend and hold Agent harmless from and against, and Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except for any liability of Agent as set forth in Section 6.1 above.

7. DAMAGES. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

8. CONFIDENTIALITY AND DATA PRIVACY.

8.1 General. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law Without limiting the foregoing, each party will implement physical and other security measures and controls designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, such party will ensure that such agent or subcontractor is contractually bound to confidentiality terms consistent with the terms of this Section 8.

8.2 Required or Permitted Disclosure. In the event any requests or demands are made for the disclosure of Confidential Information, other than requests or demands to Agent for Bondholder or Shareholder records pursuant to subpoenas or requests from state or federal government authorities (e.g., probate, divorce and criminal actions), the party receiving such request or demand will promptly notify the other party to secure instructions from an authorized officer of such party as to such request or demand and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by applicable law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by applicable law or court order.

8.3 Unauthorized Disclosure. As may be required by applicable law and without limiting any party’s rights in respect of a breach of this Section 8, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

8.4 Data Privacy.

(a)	Agent will not retain, use, process, or disclose Personal Information for any purpose other than: (i) the specific purpose of performing the Services specified in this Agreement on behalf of Company and the services reasonably related thereto; (ii) Agent’s business purposes, as defined by applicable privacy laws; or (iii) as otherwise required or permitted by applicable law and the terms of this Agreement.

(b)	Agent will not sell, rent, release, disclose, disseminate, make available, transfer, or otherwise communicate orally, in writing, or by electronic or other means, any Personal Information to a third party for monetary or other valuable consideration from such third party, except as permitted by applicable law.

(c)	Agent will reasonably assist Company to support Company’s obligations to respond to requests of Bondholder or Shareholders exercising their respective rights under applicable privacy laws, as directed by Company and agreed to by Agent.

9. TERM AND TERMINATION.

9.1 Term. The initial term of this Agreement shall be three (3) years from the Effective Date (“Initial Term”) unless terminated pursuant to the provisions of this Section 9. This Agreement will renew automatically from year to year (each a “Renewal Term”), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or a Renewal Term, whichever is in effect.

9.2 Termination for Cause. This Agreement may be terminated at any time by any party (a) upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within thirty

(30) days after receipt of written notice thereof from the terminating party or (b) if any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against any other party, such other party shall become insolvent or shall cease paying its obligations as they become due or such other party shall make any assignment for the benefit of its creditors.

9.3 Fees and Expenses. Upon termination or expiration of this Agreement for any reason, Company shall pay the following to Agent on or before the effective date of such termination or expiration:

(a)	under the Fee and Service Schedule all fees and expenses due and payable to Agent up to and including the date of such termination or expiration; and

(b)	in order for Agent to move records, materials, and services to Company or the successor agent:

(i)	all reasonable expenses in connection with such movement; and

(ii)	a conversion fee for standard conversion services, in an amount equal to 10% of the aggregate fees (not including expenses) incurred by Company during the immediately preceding twelve (12) month period; provided, however, this fee shall in no event be less than $5,000.00. Upon Company’s request, Agent shall provide extended conversion services (e.g., test files) for an additional fee.

9.4 Early Termination. Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated prior to the expiration of the then-current term (a) by Company for any reason other than pursuant to Section 9.2 above, including but not limited to, Company’s liquidation, acquisition, merger or restructuring, or (b) by Agent pursuant to Section 9.2 above, then, in addition to the payments required in Section 9.3 above, Company shall pay to Agent all fees accelerated through the end of, and including all months that would have remained in, the then-current term at the time of termination. Such fees will be calculated using the rates, volumes, and Services in effect as of the termination date. If Company does not provide notice of early termination within the time period referenced in Section 9.1 above, then Agent shall make a good faith effort, but cannot guarantee, to convert Company’s records on the date requested by Company.

9.5 Termination for Convenience. After the second year of the Initial Term, Company may terminate this Agreement without cause by providing written notice to Agent no less than one hundred twenty (120) days prior to the start of the third year of the Initial Term.

10. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by Company or Agent without the written consent of the other, such consent not to be unreasonably withheld; provided, however, that Agent may, without further consent of Company, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

11. SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

11.1 Subcontractors. Agent may, without further consent of Company, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g., lost Bondholder or Shareholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to Company for the acts and omissions of any subcontractor as it is for its own acts and omissions under this Agreement.

11.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 11.1 of this Agreement), such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, that if Agent selected such company, then Agent exercised due care in selecting the same.

12.1 Notices. Any notice or communication by Agent or Company to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first-class mail, postage prepaid, to the other’s address or to the e-mail address listed below:

If to Company:	CWS Investments Inc
5242 Port Royal Rd #1785
Springfield, VA 22151
Attn: Christopher Seveney
Email: chris@7einvestments.com

If to Agent:	Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Attn: General Counsel
e-mail: #USCISLegalContractNotices@computershare.com

12.2 No Expenditure of Funds. No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

12.3 Successors. All covenants and provisions of this Agreement by or for the benefit of Company or Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

12.4 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties and, to the extent required, authorized by a resolution of the Board of Directors of Company.

12.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.6 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

12.7 Force Majeure. Agent will not be liable for any delay or failure in performance when such delay or failure arises from circumstances beyond its reasonable control, including without limitation acts of God, acts of government in its sovereign or contractual capacity, acts of public enemy or terrorists, acts of civil or military authority, war, riots, civil strife, terrorism, blockades, sabotage, rationing, embargoes, epidemics, pandemics, outbreaks of infectious diseases or any other public health crises, earthquakes, fire, flood, other natural disaster, quarantine or any other employee restrictions, power shortages or failures, utility or communication failures or delays, labor disputes, strikes, or shortages, supply shortages, equipment failures, or software malfunctions.

12.8 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

12.9 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

12.10 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any exhibits, schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

12.11 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

12.12 No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

12.13 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

12.14 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the Effective Date.

Computershare Inc. and Computershare Trust Company, N.A. On Behalf of Both Entities:		CWS Investments Inc

By:	/s/ Rachel Fisher	By:	/s/ Christopher Seveney
Name:	Rachel Fisher	Name:	Christopher Seveney
Title:	Sr Contract Negotiation Specialist	Title:	CEO

[SIGNATURE PAGE TO TRANSFER AGENCY AND SERVICE AGREEMENT]

FEE AND SERVICE SCHEDULE FOR BOND AND SHARE TRANSFER SERVICES

between

CWS Investments Inc

and

COMPUTERSHARE INC.

and

COMPUTERSHARE TRUST COMPANY, N.A.

This Fee and Service Schedule (“Schedule”) is by and between Computershare Inc. (“Computershare”) and Computershare Trust Company, N.A. (“Trust Company”) (collectively, “Agent”) and [CWS Investments Inc] (“Company”), whereby Agent, Computershare, or Trust Company, as applicable, will perform the following services for Company. This Schedule is an attachment to the Transfer Agency and Service Agreement between Agent and Company effective as of [DATE] (“Agreement”). Terms used, but not otherwise defined in this Schedule, shall have the same meaning as those terms in the Agreement.

1.	TERM

This Schedule shall be effective for a period of three (3) years, commencing from the effective date of [DATE] (“Initial Term”). If no new fee schedule is agreed upon prior to a Renewal Term, this Schedule shall renew automatically from year to year (each a “Renewal Term”), subject to the annual fee adjustment set forth in Section 5.1 of the Agreement.

2. FEES

Ongoing Account Management*

This fee covers the administration of the services listed in Section 3, except as otherwise noted. Expenses associated with providing these services will be charged separately.

$3,500.00	Initial Set Up Fee
$1250.00	Monthly Administration Fee for 1 Class of Common Shares
$150.00	Per Month Per Additional Class of Shares
$150.00	Per Month Per Class of Bonds

*	If the average volume of transactions or inquiries significantly increases during the term of this Agreement, as a result of outside factors or unforeseen circumstances for which Agent is not the proximate cause, Agent and Company shall negotiate an additional fee.

Billing Definition of Number of Classes

For purposes of billing, the number of classes shall be determined based on the open classes with active accounts, excluding the common class, on file at the start of each billing period, plus any additional classes created during that period. A class shall be considered “open” and eligible for billing only if there exists at least one open account holding securities of such class. In the event that all accounts holding a particular class are redeemed, that class shall be removed from billing. Furthermore, fees shall apply to a new class only upon the issuance of shares or bonds into that class by Company; such fees shall not be automatically applied merely due to the availability of the class for purchase.

Issuance
$500.00	Per Closing - Inbound file processing for new investor closings

AIP Services – Subaccount Under Agent’s AIP Membership

●	Company acknowledges that monthly NSCC charges are to be passed through to Company.

●	One-time AIP set-up fee of $2500

●	Annual administration fee of $1,200.00 (billed monthly)

AIP Portal Services

●	For the monthly file updates (and any other file updates directed by Company) Agent sends through the NSCC AIP system, Company shall reimburse Agent for fees charged by NSCC according to NSCC’s fee schedule then in effect.

●	Company further acknowledges that Financial Institutions shall be charged NSCC standard fees in effect for their use of the NSCC AIP system.

Escheatment and Lost Shareholder Search (Optional and subject to additional discussions)
Annual Administration	$500
State Required Due Diligence Search	$4.00 per account per search
State report fee	$125 per positive report
Negative (nil) report fee	$25 per class of stock
Account processed	$1.25 per account escheated
SEC required lost shareholder search	$2.00 per account search

3. SERVICES

Administrative Services

●	Assign relationship manager

Account Maintenance

●	Maintain registered Bondholder and Shareholder Accounts Per Fees listed in Section 2

●	Create new Bondholder and Shareholder Accounts

●	Post and acknowledge address changes

●	Process other routine file maintenance adjustments

●	Post all transactions to the Bondholder and Shareholder file

●	Provide confirmation of authorized and issued capital amounts to Company, upon request

●	Perform OFAC (Office of Foreign Asset Control) and Patriot Act reporting

●	Obtain from Company a tax certification of Company’s U.S. (Form W-9) or non-U.S. (Form W-8) status. If Company is tax resident in a country other than the United States, additional fees may apply. Company will notify Agent of any changes to its country of tax residence.

●	Outside auditors may request statement or report of Shares or Bonds directly to Computershare through a letter to be confirmed by the Company.

Bond and Share Issuance

●	Issue, cancel and register Bonds and Shares (certificate issuances, if applicable, may be subject to Shareholder-paid additional fees)

●	Process transfers as appropriate

●	Replace lost, stolen or destroyed certificates in accordance with UCC guidelines and Agent policy (subject to Shareholder-paid fee and bond premium)

●	Place, maintain and remove stop-transfer notations

Special Issuances

●	Process up to 50 Bond or Share issuances (from reserve, treasury, or unallocated) per annum, with additional issuances to be billed at $25.00 per issuance (does not include DWAC services provided to broker dealers)

●	Process up to 50 transfers associated with legended Bonds or Shares per annum, additional to be billed at $30.00 per restricted transfer

Online Access

●	Provide availability to Agent’s Issuer Online™ website, which provides access to Company and Bondholder and Shareholder information administered by Agent and permits data management including accessing standard reports such as Top 10 - 200 Bondholder and Shareholder lists, submitting real-time inquiries such as an issued capital query, and reporting by holding range

●	Provide on-demand reporting to allow Company to generate non-standard reports at Agent’s standard fee for such reports

AIP Portal Services

●	For the monthly file updates (and any other file updates directed by Company) Agent sends through the NSCC AIP system, Company shall reimburse Agent for fees charged by NSCC according to NSCC’s fee schedule then in effect.

●	Company further acknowledges that Financial Institutions shall be charged NSCC standard fees in effect for their use of the NSCC AIP system.

Reporting

●	Provide Company with monthly position reports for non-AIP custodians.

Lost Bondholder or Shareholder Search Services(Optional)

●	Identify Accounts eligible for SEC mandated searches

●	Perform electronic database searches in accordance with SEC requirements

●	Update new addresses provided by search firm

●	Send verification form to Bondholder or Shareholder to validate address

OTC Reporting

If Company lists its Shares on the OTCQX, OTCQB, or OTC Pink Open Market at any time while the Agreement is in effect, Company authorizes and instructs Agent to provide the following information to the OTC Markets Group Inc. on a daily basis electronically through the Transfer Agent Verified Shares Program, if applicable, or such other information required by the OTC Markets Group Inc. related to Shares:

●	CUSIP

●	Number of Outstanding Shares (and as-of date for such number)

●	Number of authorized Shares or “unlimited” (and as-of date for such number)

●	Number of Shares held with Cede & Co. (and as-of date for such number), plus all other Shares without a restricted legend

●	Number of restricted Shares (and as-of date for such number)

4.	Expenses

Company will be responsible for expenses associated with the Services listed in Section 3 of this Schedule, as applicable, including but not limited to, charges for print/mail (paper, imaging, enclosing, envelopes, sorting, delivery/postage), eDelivery, and DTC transactions.

Postage expenses in excess of $5,000 for Bondholder or Shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date. Postage expenses less than $5,000 will be billed as incurred.

5. Billing Definition of Number of Accounts

For billing purposes, the number of Accounts will be based on open Accounts on file at the beginning of each billing period, plus any new Accounts added during that period. An open Account shall mean the Account of each Bondholder or Shareholder which Account shall hold any Bonds, Shares, outstanding funds, or reportable tax information.

6. Additional Services and Fees

Company will be responsible for payment for services not specifically listed in Section 3 but related to the services listed in Section 3 of this Schedule or in the Agreement, as applicable based on usage, including but not limited to, record retention, telephone line charges, RPO re-mails, courier services, freight, National Change of Address (NCOA) searches, exchange and broker fees, certificate mailing, responses to Company in relation to Bondholder or Shareholder or other living individual requests under data privacy laws, and responses to subpoenas. Company acknowledges and agrees that Agent may charge additional fees to third parties for transactions or services requested by such third parties (e.g., brokerage firms, Bondholders or Shareholders) that are related to the Services.

Services such as a corporate reorganization; audit services; regulatory reports; services provided to a vendor of Company; Bond conversion, redemption or principal payment services; unclaimed property reporting services, call center support; or any services associated with a special project are subject to additional fees and agreed upon terms in writing.

Services required by legislation or regulatory fiat which become effective after the date of acceptance of this Schedule shall not be a part of the Services and may be subject to additional fees.

Company will be responsible for overtime charges assessed in the event of a late delivery to Agent of Company material for mailings to Bondholders or Shareholders, unless the mail date is rescheduled. Such material includes, but is not limited to, proxy statements, quarterly and annual reports and news releases.

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In WITNESS WHEREOF, each of the parties hereto has caused this Schedule to be executed by one of its officers thereunto duly authorized, all as of the effective date hereof.

Computershare Inc. Computershare Trust Company, N. A. On Behalf of Both Entities:		CWS Investments Inc

By:	/s/ Rachel Fisher	By:	/s/ Christopher Seveney
Name:	Rachel Fisher	Name:	Christopher Seveney
Title:	Sr Contract Negotiation Specialist	Title:	CEO

[SIGNATURE PAGE TO FEE AND SERVICE SCHEDULE FOR BOND AND SHARE TRANSFER SERVICES]

Exhibit A

Subscription Agreement dated as of March 7th 2025 for the classes listed below:

CLASS D5 BONDS AT 9.5% PER ANNUM

CLASS E5 BONDS AT 11% PER ANNUM